Exhibit 99.1

J & J Snack Foods Announces Increase in Fourth Quarter Earnings

PENNSAUKEN, N.J.--(BUSINESS WIRE)--November 5, 2008--J & J Snack Foods Corp. (NASDAQ:JJSF) today reported record sales and higher earnings for its fourth quarter but lower earnings for its full 2008 fiscal year.

Sales for the fiscal year ended September 27, 2008 increased 11% to $629.4 million from $568.9 million in the fiscal year ended September 29, 2007. Net earnings decreased 13% to $27.9 million in fiscal 2008 from $32.1 million in fiscal 2007. On a per diluted share basis, earnings decreased 13% to $1.47 from $1.69. Operating income decreased 11% to $43.3 million this year from $48.6 million in the year ago period.

For the fourth quarter ended September 27, 2008, sales increased 9% to $177.4 million from $162.2 million in the fourth quarter ended September 29, 2007. Net earnings increased 7% to $11.2 million in the current year quarter from $10.5 million. Earnings per diluted share were $.59 this year compared to $.55 last year. Operating income increased 9% to $17.9 million from $16.4 million in the year ago period.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented, “As previously reported throughout the year, our earnings were impacted by higher input costs, particularly wheat and dairy based products. We are gratified that we were able to grow our overall business by 11% and maintain key market shares during these challenging economic times.”

J & J Snack Foods Corp.’s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE, SLUSH PUPPIE and ARCTIC BLAST frozen beverages, LUIGI’S, MAMA TISH’S, SHAPE UPS, MINUTE MAID* and BARQ’S** and CHILL*** frozen juice bars and ices, WHOLE FRUIT sorbet, FRUIT-A-FREEZE frozen fruit bars, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, TIO PEPE’S churros, THE FUNNEL CAKE FACTORY funnel cakes, and MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies. J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton, Hatfield and Chambersburg, Pennsylvania; Carrollton, Texas; Atlanta, Georgia; Moscow Mills, Missouri; Pensacola, Florida and Vernon and Newport, California.

*MINUTE MAID is a registered trademark of The Coca-Cola Company.

**BARQ’S is a registered trademark of Barq’s Inc.

***CHILL is a registered trademark of Wells Dairy, Inc.

	Consolidated Statements of Operations
	Three Months Ended		Fiscal Year Ended
	Sept. 27, 2008	Sept. 29, 2007	Sept. 27, 2008	Sept. 29, 2007
	(in thousands)

Net sales	$177,393	$162,209	$629,359	$568,901
Cost of goods sold	122,025	108,995	442,452	382,374
Gross profit	55,368	53,214	186,907	186,527
Operating expenses	37,502	36,770	143,571	137,947
Operating income	17,866	16,444	43,336	48,580
Other income	580	664	2,549	2,578
Earnings before income taxes	18,446	17,108	45,885	51,158
Income taxes	7,253	6,631	17,977	19,046
Net earnings	$11,193	$10,477	$27,908	$32,112

Earnings per diluted share	$.59	$.55	$1.47	$1.69
Earnings per basic share	$.60	$.56	$1.49	$1.72
Weighted average number of diluted shares	18,993	19,056	19,008	19,005
Weighted average number of basic shares	18,765	18,731	18,770	18,635

	Consolidated Balance Sheets
	September 27, 2008	September 29, 2007
	(in thousands)

Cash & cash equivalents	$44,265	$15,819
Marketable securities held to maturity	2,470	-
Current auction market preferred stock	14,000	41,200
Other current assets	116,465	108,345
Property, plant & equipment, net	93,064	93,222
Goodwill	60,314	60,314
Other intangible assets, net	53,633	58,333
Long-term auction market preferred stock	21,200	-
Other	2,997	3,055
Total	$408,408	$380,288

Current liabilities	$66,194	$64,601
Long-term obligations under capital leases	381	474
Deferred income taxes	23,056	19,180
Other long-term liabilities	1,999	451
Stockholders' equity	316,778	295,582
Total	$408,408	$380,288

	Consolidated Statements of Cash Flows
	Fiscal Year Ended
	September 27, 2008	September 29, 2007

	(in thousands)
Operating activities:
Net earnings	$27,908	$32,112
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization of fixed assets	22,181	22,451
Amortization of intangibles and deferred costs	5,289	4,557
Gains from disposals and write- downs of property & equipment	(174)	(49)
Other	-	(150)
Share-based compensation	1,851	1,740
Deferred income taxes	3,446	557
Changes in assets and liabilities, net of effects from purchase of companies:
Increase in accounts receivable	(4,701)	(569)
Increase in inventories	(2,448)	(5,722)
Increase in prepaid expenses and other	(537)	(65)
Increase in accounts payable and accrued liabilities	2,082	2,981
Net cash provided by operating activities	54,897	57,843

Investing activities:
Purchases of property, plant and equipment	(22,781)	(22,765)
Payments for purchase of companies, net of cash acquired	-	(52,747)
Purchase of marketable securities	(12,970)	(60,875)
Proceeds from sales of marketable securities	6,500	78,882
Proceeds from redemption of auction market preferred stock	10,000	-
Proceeds from disposal of property & equipment	932	592
Other	(535)	(921)
Net cash used in investing activities	(18,854)	(57,834)

Financing activities:
Payments to repurchase common stock	(3,539)	-
Proceeds from issuance of common stock	2,811	4,369
Payments of cash dividend	(6,781)	(6,123)
Payments on capitalized lease obligations	(91)	(15)

Net cash used in financing activities	(7,600)	(1,769)

Effect of exchange rate on cash and cash equivalents	3	(42)

Net increase (decrease) in cash & cash equivalents	28,446	(1,802)

Cash and cash equivalents at beginning of year	15,819	17,621

Cash and cash equivalents at end of year	$44,265	$15,819

	Segment Reporting
	Fiscal Year End
	September 27, 2008	September 29, 2007
	(in thousands)

Sales to external customers:
Food Service	$400,194	$355,764
Retail Supermarket	57,112	52,131
The Restaurant Group	1,635	2,766
Frozen Beverages	170,418	158,240
	$629,359	$568,901

Depreciation and Amortization:
Food Service	$16,655	$16,176
Retail Supermarket	-	-
The Restaurant Group	54	60
Frozen Beverages	10,761	10,772
	$27,470	$27,008

Operating Income (Loss):
Food Service	$24,784	$33,417
Retail Supermarket	4,665	(2)
The Restaurant Group	(140)	31
Frozen Beverages	14,027	15,134
	$43,336	$48,580

Capital Expenditures:
Food Service	$11,898	$12,755
Retail Supermarket	-	-
The Restaurant Group	-	102
Frozen Beverages	10,883	9,908
	$22,781	$22,765

Assets:
Food Service	$277,481	$252,843
Retail Supermarket	-	-
The Restaurant Group	629	690
Frozen Beverages	130,298	126,755
	$408,408	$380,288

RESULTS OF OPERATIONS

Fiscal 2008 (52 weeks) Compared to Fiscal 2007 (52 weeks)

Net sales increased $60,548,000, or 11%, to $629,359,000 in fiscal 2008 from $568,901,000 in fiscal 2007. Adjusting for sales related to the acquisitions of DADDY RAY’S and Hom/Ade Foods in January 2007, and WHOLE FRUIT Sorbet and FRUIT-A-FREEZE Frozen Fruit Bar brands in April 2007, sales increased approximately 7%, or $41,681,000.

We have four reportable segments, as disclosed in the accompanying notes to the consolidated financial statements: Food Service, Retail Supermarkets, The Restaurant Group and Frozen Beverages.

The Chief Operating Decision Maker for Food Service, Retail Supermarkets and The Restaurant Group and the Chief Operating Decision Maker for Frozen Beverages monthly review and evaluate operating income and sales in order to assess performance and allocate resources to each individual segment. In addition, the Chief Operating Decision Makers review and evaluate depreciation, capital spending and assets of each segment on a quarterly basis to monitor cash flow and asset needs of each segment.

Food Service

Sales to food service customers increased $44,430,000, or 12%, to $400,194,000 in fiscal 2008. Excluding the benefit of sales from acquisitions, sales increased approximately 7%. Soft pretzel sales to the food service market increased $925,000, or 1%, to $99,784,000 for the year. Sales of bakery products excluding Hom/Ade and DADDY RAY’S, increased $19,768,000, or 14%, for the year. Hom/Ade and DADDY RAY sales were $30,380,000 and $26,596,000, respectively, for the year. Churro sales were up 15% for the year with $25,286,000 of sales in 2008. Frozen juice bar and ices sales increased $3,635,000 or 8% to $51,206,000 for the year. Without WHOLE FRUIT and FRUIT-A-FREEZE, sales increased 5% for the year. Sales of our funnel cake products were down $835,000, or 12%, as sales declined to one customer. The changes in sales throughout the Food Service segment were from a combination of volume changes and price increases.

Retail Supermarkets

Sales of products to retail supermarkets increased $4,981,000 or 10% to $57,112,000 in fiscal 2008. Total soft pretzel sales to retail supermarkets were $27,559,000, an increase of 11% from fiscal 2007 virtually all due to pricing. Sales of frozen juice bars and ices increased 8% to $31,742,000 in 2008 due to increased volume of WHOLE FRUIT and FRUIT-A-FREEZE and reduced allowances on our other products. Coupon costs, a reduction of sales, were essentially unchanged for the year.

The Restaurant Group

Sales of our Restaurant Group, which operates BAVARIAN PRETZEL BAKERY and PRETZEL GOURMET retail stores in the Mid-Atlantic region, declined by 41% primarily due to closings or licensings of stores in the past year. At September 27, 2008, we had 5 stores open. Sales of stores open for both years were down 4% for the year.

Frozen Beverages

Frozen beverage and related product sales increased $12,178,000 or 8% to $170,418,000 in fiscal 2008. Beverage sales alone were up 6% for the year with approximately 2/3 of the increase resulting from a change in distribution to one customer and the balance resulting from pricing. Gallon sales were down 4% for the year in our base ICEE business. Service revenue increased $7,554,000, or 24%, to $38,803,000 for the year as we continue to grow this part of our business. Frozen carbonated machine sales decreased $1,680,000 to $14,793,000 for the year.

Consolidated

Other than as commented upon above by segment, there are no material specific reasons for the reported sales increases or decreases. Sales levels can be impacted by the appeal of our products to our customers and consumers and their changing tastes, competitive and pricing pressures, sales execution, marketing programs, seasonal weather, customer stability and general economic conditions.

Gross profit as a percent of sales decreased 3.09 percentage points in 2008 from 2007 to 30%.

We were impacted by higher unit commodity costs of over $30,000,000 for the year. This compares to an increase of less than $10,000,000 in 2007 compared to 2006. We expect to be impacted by higher commodity costs going forward, at least over the short term; however, we do expect the magnitude of the year over year increases to continue the decline which began in our fourth quarter. Reduced trade spending of about $2,700,000 in our retail supermarket segment benefitted gross profit and contributed to the improved operating income in the Retail Supermarkets segment. Pricing and lower liability insurance costs of approximately $1,900,000 also helped to partially offset some of the commodity costs’ increase.

Total operating expenses increased $5,624,000 to $143,571,000 in fiscal 2008 but as a percentage of sales decreased 1.44 percentage points to 23% of sales in 2008. Other general income of $375,000 this year primarily consists of gains on the disposition of assets and insurance gains in our Food Service and Frozen Beverages segments offset by store closing costs in our Restaurant Group segment of $102,000. Last year, other general income consisted of primarily $495,000 and $321,000 insurance gains in the Frozen Beverages and The Restaurant Group segments, respectively and a royalty settlement of $569,000 in the Food Service segment reduced by other general expense items. Marketing expenses decreased 1.26 percentage points to 11% of sales. Controlled spending in our Food Service and Retail Supermarket segments accounted for the decline with lower advertising expense of approximately $2,000,000 accounting for about 25% of the percentage point decline. Distribution expenses decreased .24 of a percentage point to 8% of sales even though our fuel costs were approximately $2 million higher in our Frozen Beverages segment and administrative expenses were about 3-1/2% of sales in both years.

Operating income decreased $5,244,000, or 11%, to $43,336,000 in fiscal 2008 as a result of the aforementioned items.

Investment income decreased by $55,000 to $2,665,000 primarily due to lower investment returns in the fourth quarter.

The effective income tax rate increased to 39% in fiscal year 2008 from 37% in fiscal 2007. Last year included the benefit of the resolution of state and foreign tax matters. This year had a lower benefit from stock based compensation as well as additional expense resulting from changes in state tax requirements.

Net earnings decreased $4,204,000, or 13%, in fiscal 2008 to $27,908,000, or $1.47 per diluted share as a result of the aforementioned items.

There are many factors which can impact our net earnings from year to year and in the long run, among which are the supply and cost of raw materials and labor, insurance costs, factors impacting sales as noted above, the continuing consolidation of our customers, our ability to manage our manufacturing, marketing and distribution activities, our ability to make and integrate acquisitions and changes in tax laws and interest rates.

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT:
J & J Snack Foods Corp.
Dennis G. Moore
Senior Vice President
Chief Financial Officer
856-665-9533, ext. 268